February 20, 2015

RS Investment Trust

One Bush Street

San Francisco, California 94104

Ladies and Gentlemen:

We are furnishing this opinion in connection with Post-Effective Amendment No. 136 under the Securities Act of 1933, as amended, and Amendment No. 138 under the Investment Company Act of 1940, as amended, to the Registration Statement on Form N-1A of RS Investment Trust (the “Trust”) for the registration of an indefinite number of Class A, Class C, and Class Y shares of beneficial interest (“Shares”) of two new series of the Trust, RS Focused Opportunity Fund and RS Focused Growth Opportunity Fund (collectively, the “Funds”).

In connection with this opinion, we have examined:

(a) A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated March 13, 1997, certified by the Secretary of The Commonwealth of Massachusetts.

(b) A copy of an Amendment to the Amended and Restated Agreement and Declaration of Trust, dated February 26, 1999, certified by the Secretary of The Commonwealth of Massachusetts.

(c) A copy of an Amendment to the Amended and Restated Agreement and Declaration of Trust, dated May 25, 2004, certified by the Secretary of The Commonwealth of Massachusetts.

(d) A copy of an Amendment to the Amended and Restated Agreement and Declaration of Trust, dated December 6, 2012, certified by the Secretary of The Commonwealth of Massachusetts.

(e) A copy of an Amendment to the Amended and Restated Agreement and Declaration of Trust, dated December 23, 2013, certified by the Secretary of The Commonwealth of Massachusetts.

(f) A copy of the By-Laws of the Trust, as amended through November 7, 2007.

(g) Such other documents as we have deemed necessary for the purpose of this opinion.

We are familiar with the action taken by the Board of Trustees of the Trust to authorize the issuance of the Shares of each Fund. We assume that appropriate action has been taken to register or qualify the sale of the Shares of each Fund under any applicable state and federal laws regulating offerings and sales of securities. We also have assumed that the Shares of each Fund will be sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration will in each event be at least equal to the net asset value per Share of such Shares.

We were not involved in the organization of the Trust. We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Amended and Restated Agreement and Declaration of Trust, as amended (the “Agreement and Declaration of Trust”), and have for this purpose assumed that the Trust is a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and that the interpretation and enforcement of each provision of the Agreement and Declaration of Trust will be governed by the laws of The Commonwealth of Massachusetts.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Class A Shares, Class C Shares, and Class Y Shares of each Fund, and that, when such Shares are issued and sold on the terms described in the Registration Statement and the authorized consideration therefor is received by the Trust, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for payment under any credit, contract, or claim against the Trust or any series of the Trust. The Amended and Restated Agreement and Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the Trust itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP